Exhibit 10.2

LIGAND PHARMACEUTICALS INCORPORATED

AMENDED AND RESTATED SEVERANCE PLAN

(AND SUMMARY PLAN DESCRIPTION)

This Amended and Restated Severance Plan (the “Plan”) sets forth the terms of severance benefits for certain employees of Ligand Pharmaceuticals Incorporated (the “Company”) in the event of a termination of employment with the Company under the circumstances described below. For purposes of this Plan, “Company” will include any subsidiary of the Company and any successor to substantially all of the business, shares or assets of the Company.

The Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of the Plan. References in the Plan to “You” or “Your” are references to an employee of the Company.

1. Eligibility and Participation. You will be eligible for benefits under this Plan only if, immediately prior to your date of termination, you are an employee of the Company who is not subject to disciplinary action or on a formal performance improvement plan. You will be considered an employee of the Company if you are on a Company-approved leave of absence immediately prior to your date of termination and you were employed full-time immediately prior to the commencement of such leave. You will not be eligible for benefits under this Plan if (a) you are a party to any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, in each case, as approved by the Board or a committee thereof in effect as of the date of your termination, (b) you voluntarily terminate your employment with the Company, (c) you are discharged by the Company for Cause (as defined below), or (d) you decline an offer by the Company or any successor to the Company (or any acquirer of any of the Company’s assets or product lines) made to you at the time of your termination of employment of a similar or better position in job content and base compensation, provided that the location of the offered position is not more than 75 miles from your principal work location at the time of your termination of employment.

2. Severance Benefit. If you are a participant in the Plan, and you are discharged from employment by the Company without Cause (“Involuntary Termination”), subject to your compliance with Sections 3 and 4, you will receive the benefits set forth below:

(a) Accrued Obligations. On the date of your Involuntary Termination, you will receive a lump sum payment in cash for (a) your fully earned but unpaid base salary, through the date of such termination, at the rate then in effect, and (b) your accrued but unused vacation through the date of such termination.

(b) Base Salary Severance Benefit. You will receive a severance benefit (your “Base Salary Severance Benefit”) in one lump sum payment in cash equal to your Base Salary for the Severance Period (as defined below). This payment will be paid to you within 10 days following your Release Effective Date (as defined below in Section 3).

Your “Severance Period” will be equal to (a) two months plus (b) one week for each of your Years of Service as of the date of your Involuntary Termination.

Your “Base Salary” will be the rate of your base salary from the Company as in effect on the date of your Involuntary Termination. If you are an hourly employee, your “Base Salary” will be your hourly wage rate (determined without regard to overtime) on the date of your Involuntary Termination multiplied times your annual scheduled hours determined on the date of such termination. For this purpose, your Base Salary will not include any bonus, incentive compensation, benefits or expense reimbursements or equity awards.

A “Year of Service” will mean each 12-month period of your continuous and uninterrupted service with the Company (or, in the event of a partial year of service, to the extent you provided continuous and uninterrupted service to the Company for at least six months and one day during such year, such year shall count as a full “Year of Service” for purposes of this Plan).

If you are entitled to receive any payments or benefits from the Company pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law, then the amount of severance payable under this Plan shall be reduced by any and all such payments made by the Company.

(c) Continued Health Benefits. If you elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the portion of the premiums of your group health insurance coverage, including coverage for your eligible dependents, that exceeds the contributions required by you immediately prior to your date of Involuntary Termination for your Severance Period; provided, however, that the Company will pay premiums for your eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the date of your Involuntary Termination. No premium payments will be made following the effective date of your eligibility for coverage by a health insurance plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, if any, you will be entitled to maintain such coverage at your own expense.

In no event will you receive benefits under this Plan in the event of a termination of your employment as a result of your death or disability.

3. Release Prior to Payment of Benefits. Prior to the payment of any benefits under this Plan, you will be required to execute a release (the “Release”) acceptable to the Company.

As specified in the applicable Release, you will have a certain number of calendar days to consider whether to execute such Release, and you may revoke such Release within 7 calendar days after execution. You must execute the Release and not revoke the Release in order to be entitled to benefits under this Plan. With respect to each participant in the Plan, his or her “Release Effective Date” will be the day upon which the 7 day revocation period applicable to such Release expires without a revocation of such Release by the participant.

Your Release Effective Date must be within 60 days following the date of your Involuntary Termination. If your Release Effective Date does not occur within 60 days of your Involuntary Termination, you will not be entitled to benefits under this Plan.

4. Confidentiality Obligations. You acknowledge that you have executed and are subject to the provisions of the Company’s standard employee confidentiality and inventions agreement (the “Confidential Information Agreement”), which agreement is incorporated herein by reference. If you breach or threaten to commit a breach of the Confidential Information Agreement, the Company shall have the right to cease all payments to you under Section 2, in addition to any other rights and remedies available to the Company under law or in equity.

5. Effective Date of Plan; Amendment. This Plan will be effective as of December 20, 2008 (the “Effective Date”). The Compensation Committee of the Board will have the power to amend or terminate this Plan from time to time in its sole and absolute discretion.

6. Claims Procedures.

(a) Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(b) If any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator (as defined in Section 7(a) below). This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c) A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator will provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

(d) The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit. These procedures will comply with all applicable legal requirements. These procedures may provide that final and binding arbitration will be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.

7. Plan Administration.

(a) The Plan will be administered by the Compensation Committee of the Board and/or its delegate which will be one or more senior officers of the Company (the “Plan Administrator”). The Plan Administrator is responsible for the general administration and management of the Plan and will have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan will be interpreted in accordance with its terms and their intended meanings. All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.

(b) If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision will be considered ambiguous and will be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator will amend the Plan retroactively to cure any such ambiguity.

(c) No Plan fiduciary will have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person will rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection will preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(d) This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

8. Superseding Plan. This Plan (a) will be the only plan with respect to which benefits may be provided to you as a result of your discharge by the Company without Cause and (b) will supersede any other plan previously adopted by the Company with respect to severance benefits payable to you. Any of your rights hereunder will be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Company-sponsored employee benefit plans and equity incentive award plans and any awards made thereunder.

9. Limitation on Employee Rights. This Plan will not give any employee the right to be retained in the service of the Company, nor will it interfere with or restrict the right of the Company to discharge or otherwise terminate the employee.

10. No Third-Party Beneficiaries. This Plan will not give any rights or remedies to any person other than eligible employees and the Company.

11. Successors. This Plan shall be binding upon and inure to the benefit of the successors of the Company.

12. Governing Law and Venue. This Plan is a welfare plan subject to ERISA and it will be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, will apply. Any suit brought hereon shall be brought in the federal courts sitting in the Southern District of California, and you hereby waive any claim or defense that such forum is not convenient or proper.

13. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document will be construed as referring to any subsequently enacted, adopted, or executed counterpart.

14. Notice. For purposes of this Plan, notices and all other communications provided for in this Plan will be in writing and will be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its primary office location and to an employee at such employee’s last known address as listed on the Company’s records, provided that all notices to the Company will be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

15. Withholding. The Company will be entitled to withhold from any payments or deemed payments to you hereunder any amount of withholding required by law.

16. Additional Information. As a participant in the Plan, you are entitled to certain rights and protections under ERISA, as described in Appendix B.

17. Section 409A of the Code.

(a) Notwithstanding anything herein to the contrary, to the extent any payments to you pursuant to Section 2 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if you, at the time of your Separation from Service, are determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to you pursuant to this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of your termination benefits described in Section 2 shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of employee’s Separation from Service, (y) the date of employee’s death or (z) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to you within 30 days following such expiration, and any remaining payments due under this Plan shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b) Notwithstanding Section 17(a), to the maximum extent permitted by applicable law, amounts payable to you pursuant to Section 2 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(c) To the extent the payments and benefits under this Plan are subject to Section 409A of the Code, this Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

18. Funding. No provision of the Plan shall require the Company, for purposes of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Eligible Employees shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor.

19. Transferability. No employee’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Plan Administrator.

20. Definitions. For purposes of this Plan, the following terms will have the following meanings:

(a) “Board” means the board of directors of the Company.

(b) “Cause” means that, in the reasonable determination of the Company, you:

(i) have been convicted of (or entered a plea of no contest to) any felony or any other criminal act;

(ii) commit any act of fraud or embezzlement;

(iii) permit or allow any unauthorized use or disclosure of confidential or proprietary information or trade secrets of the Company or its subsidiaries;

(iv) commit any material violation of the Company’s policies; or

(v) commit any other intentional misconduct which adversely affects the business or affairs of the Company in a material manner.

* * * * *

Executed at San Diego, California, effective as of December 20, 2008.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Charles S. Berkman
Name:	Charles S. Berkman
Title:	Vice President, General Counsel and Secretary

APPENDIX A

DETAILED CLAIMS PROCEDURES

1. Claims Procedure.

(a) Initial Claims. All claims will be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

(b) Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

(c) Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

(d) Appeals Decisions. The decision by the appeals official will be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

(e) Procedures. The Plan Administrator will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1. Examine, without charge, at the Plan Administrator’s office and at certain Company offices, all Plan documents including collective bargaining agreements, if any, and copies of all documents filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration, such as annual reports and Plan descriptions.

2. Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3. Obtain upon written request to the Plan Administrator information as to whether a particular employer or employer organization is a sponsor of the Plan and the address of any employer or employer organization that is a plan sponsor. Your beneficiaries also have a right to obtain this information upon written request to the Plan Administrator.

4. Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

5. Receive a written explanation of why a claim for benefits has been denied, in whole or in part, and a review and reconsideration of the claim.

6. Continue health care coverage for yourself, spouse or dependent if there is a loss of coverage as a result of a qualifying event. You or your dependents may have to pay for such coverage. Review this Plan and summary plan description on the rules governing your COBRA continuation coverage rights.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate your employment for other reasons.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	The Ligand Pharmaceuticals Incorporated Amended and Restated Severance Plan

Plan Administrator:	Compensation Committee of the Board of Directors of Ligand Pharmaceuticals Incorporated 10275 Science Center Drive San Diego, CA 92121-1117 Tel: 858-550-7500

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	77-0160744

Direct Questions Regarding the Plan to:	General Counsel Ligand Pharmaceuticals Incorporated 10275 Science Center Drive San Diego, CA 92121-1117 Tel: 858-550-7500

Agent for Service of Legal Process:	General Counsel Ligand Pharmaceuticals Incorporated 10275 Science Center Drive San Diego, CA 92121-1117 Tel: 858-550-7500 Service of Legal Process may also be made upon the Plan Administrator

Plan Year:	Calendar Year

Plan Number:	502